                                                                    Exhibit 99.1


                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants............................   F-2
Consolidated Balance Sheets - December 31, 1999 and 1998............   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997..................................   F-5
Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1999, 1998 and 1997..................................   F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..................................   F-7
Notes to Consolidated Financial Statements..........................   F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To ITC/\DeltaCom, Inc.:

We have audited the accompanying consolidated balance sheets of ITC/\DELTACOM, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements (pages F3-F28) referred to above present fairly, in all material respects, the consolidated financial position of ITC/\DeltaCom, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 11, 2000

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                       December 31,
                                                                             ---------------------------------
                                                                                1999                  1998
                                                                             ------------         ------------
                                      ASSETS
CURRENT ASSETS:
 Cash and cash equivalents...........................................        $    248,431         $    184,167
 Restricted assets...................................................               6,741               14,300
 Accounts receivable:
    Customer, net of allowance for uncollectible accounts of
    $1,524 and $1,260 in 1999 and 1998, respectively.................              47,377               34,219
    Affiliates (Note 10).............................................               4,047                3,307
 Inventory...........................................................               5,074                1,635
 Prepaid expenses....................................................               6,011                  591
 Federal income tax receivables (Note 6).............................                   0                3,939
                                                                             ------------         ------------
    Total current assets.............................................             317,681              242,158
                                                                             ------------         ------------
PROPERTY, PLANT AND EQUIPMENT, net (Notes 2 and 3)...................             382,867              262,050
                                                                             ------------         ------------
OTHER LONG-TERM ASSETS:
 Intangible assets, net (Notes 2 and 4)..............................              91,762               63,160
 Restricted assets...................................................                   0                5,735
 Other assets........................................................              15,288               14,414
                                                                             ------------         ------------
    Total other long-term assets.....................................             107,050               83,309
                                                                             ------------         ------------
    Total assets.....................................................        $    807,598         $    587,517
                                                                             ============         ============


   The accompanying notes are an integral part of these consolidated balance sheets.

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                            December 31,
                                                                                       ----------------------
                                                                                          1999        1998
                                                                                       ---------    ---------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable:
  Trade...........................................................................     $  22,343    $  12,810
  Construction....................................................................         8,516        7,233
 Accrued interest.................................................................         8,281        8,049
 Accrued compensation.............................................................         4,444        2,998
 Unearned revenue.................................................................        14,625       11,457
 Other accrued liabilities........................................................        13,808        8,418
 Current portion of long-term debt and capital lease obligations (Note 5).........           751        1,075
                                                                                       ---------    ---------
    Total current liabilities.....................................................        72,768       52,040
                                                                                       ---------    ---------
LONG-TERM LIABILITIES:
 Deferred income taxes (Note 6)...................................................           512          418
 Long-term debt and capital lease obligations (Note 5)............................       516,156      416,859
                                                                                       ---------    ---------
    Total long-term liabilities...................................................       516,668      417,277
                                                                                       ---------    ---------
COMMITMENTS AND CONTINGENCIES (Notes 5 and 8)
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value; $7.40 liquidation preference; 5,000,000 shares authorized; 1,480,771 shares issued and outstanding in
  1999 and 1998...................................................................            15           15
 Common stock, $.01 par value; 90,000,000 shares authorized; 59,556,775 and
  51,339,838 shares issued and outstanding in 1999 and 1998, respectively.........           595          513
 Additional paid-in capital.......................................................       321,882      167,023
 Accumulated deficit..............................................................      (104,330)     (49,351)
                                                                                       ---------    ---------
    Total stockholders' equity....................................................       218,162      118,200
                                                                                       ---------    ---------
    Total liabilities and stockholders' equity....................................     $ 807,598    $ 587,517
                                                                                       =========    =========


   The accompanying notes are an integral part of these consolidated balance sheets.

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands, except share data)

                                                                                 Year ended December 31,
                                                                           -------------------------------
                                                                          1999             1998        1997
                                                                       -----------   -----------   -----------
OPERATING REVENUES...................................................  $   244,844   $   171,838   $   114,590
COST OF SERVICES.....................................................      118,721        82,979        54,550
                                                                       -----------   -----------   -----------
GROSS MARGIN.........................................................      126,123        88,859        60,040
                                                                       -----------   -----------   -----------
OPERATING EXPENSES:
  Selling, operations, and administration............................       96,854        64,901        38,255
  Depreciation and amortization......................................       53,810        30,887        18,332
                                                                       -----------   -----------   -----------
     Total operating expenses........................................      150,664        95,788        56,587
                                                                       -----------   -----------   -----------
OPERATING (LOSS) INCOME..............................................      (24,541)       (6,929)        3,453
                                                                       -----------   -----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense...................................................      (45,293)      (31,930)      (21,367)
  Interest income....................................................       14,195         9,753         4,251
  Other income (expense).............................................          754        (3,254)            0
                                                                       -----------   -----------   -----------
       Total other expense, net......................................      (30,344)      (25,431)      (17,116)
                                                                       -----------   -----------   -----------
LOSS BEFORE INCOME TAXES,
 PREACQUISITION LOSS
 AND EXTRAORDINARY ITEM..............................................      (54,885)      (32,360)      (13,663)
INCOME TAX EXPENSE (BENEFIT).........................................           94        (6,454)       (3,324)
                                                                       -----------   -----------   -----------
LOSS BEFORE PREACQUISITION
 LOSS AND EXTRAORDINARY ITEM.........................................      (54,979)      (25,906)      (10,339)
PREACQUISITION LOSS (Note 1).........................................            0             0            74
                                                                       -----------   -----------   -----------

LOSS BEFORE EXTRAORDINARY ITEM.......................................      (54,979)      (25,906)      (10,265)
EXTRAORDINARY ITEM-- LOSS ON EARLY
     EXTINGUISHMENT OF DEBT (LESS
     RELATED INCOME TAX BENEFIT OF $2,133 and
     $311 in  1998 and 1997, respectively)...........................            0        (8,436)         (508)
                                                                       -----------   -----------   -----------
NET  LOSS............................................................  $   (54,979)  $   (34,342)  $   (10,773)
                                                                       ===========   ===========   ===========
BASIC AND DILUTED NET  LOSS
 PER COMMON SHARE:
  Before extraordinary loss..........................................  $     (0.98)  $     (0.51)  $     (0.26)
  Extraordinary loss.................................................        (0.00)        (0.16)        (0.01)
                                                                       -----------   -----------   -----------
  Net loss...........................................................  $     (0.98)  $     (0.67)  $     (0.27)
                                                                       ===========   ===========   ===========
  Basic and diluted weighted average common shares
    outstanding......................................................   56,370,269    50,972,361    40,249,816
                                                                       ===========   ===========   ===========


 The accompanying notes are an integral part of these consolidated statements.

                     ITC/\DELTACOM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)

                                     Preferred Stock           Common Stock         Additional      Contributions   Accumulated
                                    ------------------       ----------------
                                    Shares      Amount       Shares      Amount    Paid-in Capital   Receivable       Deficit
                                    -------   --------       -------   --------    ---------------   ----------       -------
BALANCE, December 31, 1996....            0   $      0    30,000,000    $   300           $ 23,343     $   (150)      $  (4,236)

Initial capitalization of
 ITC/\DeltaCom ...............            0          0             0          0                  0          150               0
Capital contributions from
 ITC Holding, net.............            0          0             0          0             52,070            0               0
Issuance of stock in
 connection with merger
 with ITC Holding.............    1,480,771         15     8,107,350         81                (96)           0               0
Sale of common stock, net of
 offering expenses............            0          0    11,500,000        115             87,385            0               0
Issuance of common stock
 options......................            0          0             0          0                580            0               0
Deferred compensation.........            0          0             0          0               (555)           0               0
Exercise of common stock
 options......................            0          0        27,762          0                 37            0               0
Net loss......................            0          0             0          0                  0            0         (10,773)
                                  ---------   --------   -----------   --------         ----------      -------       ---------
BALANCE, December 31, 1997....    1,480,771         15    49,635,112        496            162,764            0         (15,009)

Issuance of common stock for
 IT Group acquisition.........            0          0       177,106          2              2,791            0               0
Deferred compensation.........            0          0             0          0                144            0               0
Exercise of common stock
 options......................            0          0     1,527,620         15              1,324            0               0
Net loss......................            0          0             0          0                  0            0         (34,342)
                                  ---------   --------   -----------   --------         ----------      -------       ---------
BALANCE, December 31, 1998....    1,480,771         15    51,339,838        513            167,023            0         (49,351)

Sale of common stock, net of
 offering expenses............            0          0     6,037,500         60            120,869            0               0
Issuance of common stock for
 AvData acquisition...........            0          0       983,511         10             29,180            0               0
Issuance of common stock for
 SciTel acquisition...........            0          0        83,117          1              1,999            0               0
Retirement of common shares...            0          0        (3,473)         0                (55)           0               0
Deferred compensation.........            0          0             0          0                145            0               0
Exercise of common stock
 options......................            0          0     1,116,282         11              2,721            0               0
Net loss......................            0          0             0          0                  0            0         (54,979)
                                  ---------   --------   -----------    -------         ----------      -------       ---------
BALANCE, December 31, 1999....    1,480,771   $     15    59,556,775    $   595           $321,882      $     0       $(104,330)
                                  =========   ========   ===========    =======         ==========      =======       =========

                                     Total
                                  Stockholders
                                    Equity
                                    ------
BALANCE, December 31, 1996....     $  19,257

Initial capitalization of
 ITC/\DeltaCom ...............           150
Capital contributions from
 ITC Holding, net.............        52,070
Issuance of stock in
 connection with merger
 with ITC Holding.............             0
Sale of common stock, net of
 offering expenses............        87,500
Issuance of common stock
 options......................           580
Deferred compensation.........          (555)
Exercise of common stock
 options......................            37
Net loss......................       (10,773)
                                  ----------
BALANCE, December 31, 1997....       148,266

Issuance of common stock for
 IT Group acquisition.........         2,793
Deferred compensation.........           144
Exercise of common stock
 options......................         1,339
Net loss......................       (34,342)
                                  ----------
BALANCE, December 31, 1998....       118,200

Sale of common stock, net of
 offering expenses............       120,929
Issuance of common stock for
 AvData acquisition...........        29,190
Issuance of common stock for
 SciTel acquisition...........         2,000
Retirement of common shares...           (55)
Deferred compensation.........           145
Exercise of common stock
 options......................         2,732
Net loss......................       (54,979)
                                  ----------
BALANCE, December 31, 1999....      $218,162
                                  ==========

 The accompanying notes are an integral part of these consolidated statements.

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                                  Year ended December 31,
                                                                      -------------------------------------------------------
                                                                         1999                  1998                  1997
                                                                      -----------          ------------          ------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
 Net loss                                                               $ (54,979)            $ (34,342)             $(10,773)
                                                                        ---------             ---------              --------
 Adjustments to reconcile net loss to
  net cash (used in) provided by operating activities
  (excluding the effects of acquisitions):
  Depreciation and amortization............................                53,810                30,887                18,332
  Amortization of debt issuance costs......................                 2,112                 1,622                   721
  Deferred income taxes....................................                    94                (5,883)                2,056
  Extraordinary item--loss on early extinguishment
    of debt................................................                     0                10,569                   819
  Other....................................................                     0                     0                   187
  Changes in current operating assets and
    liabilities:
       Accounts receivable, net...........................               (12,725)              (14,075)               (9,028)
       Other current assets...............................                (3,322)               (2,164)                  336
       Accounts payable...................................                 6,968                 4,215                   552
       Accrued interest...................................                   232                 6,182                (4,054)
       Unearned revenue...................................                   985                 6,678                 4,016
       Accrued compensation and other accrued
        liabilities.......................................                 1,491                 5,823                 3,138
                                                                        ---------             ---------              --------
     Total adjustments.....................................                49,645                43,854                17,075
                                                                        ---------             ---------              --------
     Net cash (used in) provided by operating activities...                (5,334)                9,512                 6,302
                                                                        ---------             ---------              --------

CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Capital expenditures......................................              (166,823)             (148,304)              (48,692)
 Change in accounts payable-construction...................                 1,283                   462                 4,818
 Purchase of Gulf States FiberNet, net of cash
  received (Note 11).......................................                     0                     0                   575
 Purchase of AvData Systems, Inc., net of cash received
  (Note 11)................................................                 2,881                     0                     0
 Release (purchase) of restricted assets, net..............                13,294                30,461               (50,496)
 Other.....................................................                  (630)                 (785)                  (59)
                                                                        ---------             ---------              --------
     Net cash used in investing activities.................              (149,995)             (118,166)              (93,854)
                                                                        ---------             ---------              --------

 The accompanying notes are an integral part of these consolidated statements.

                     ITC/\DELTACOM, INC. AND SUBSIDIARIES

                                (In thousands)

                                                                             Year ended December 31,
                                                                     ----------------------------------------
                                                                        1999           1998           1997
                                                                     ---------       ---------      ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of 4 1/2% Convertible Subordinated
    Notes, net of issuance costs................................     $ 96,954        $      0       $      0
 Proceeds from issuance of 9 3/4% Senior Notes, net of
    issuance costs..............................................            0         121,397              0
 Proceeds from issuance of 8 7/8 % Senior Notes, net of
    issuance costs..............................................            0         155,170              0
 Proceeds from issuance of 11% Senior Notes, net of
    issuance costs..............................................            0               0        192,113
 Repayment of 11% Senior Notes..................................            0         (70,000)             0
 Premium paid on early retirement of 11% Senior Notes...........            0          (7,700)             0
 Proceeds from other long-term debt.............................            0               0         41,290
 Payment of commitment fee......................................            0               0         (2,719)
 Repayment of other long-term debt and capital lease
    obligations.................................................       (1,102)         (1,597)       (93,894)
 Repayment of advance from ITC Holding..........................            0               0        (43,228)
 Capital contributions from ITC Holding, net....................            0               0           (624)
 Proceeds from issuance of common stock, net of
    offering expenses...........................................      120,929               0         87,650
 Proceeds from exercise of common stock options.................        2,732           1,339              0
 Retirement of common shares....................................          (55)              0              0
 Other..........................................................          135            (162)            37
                                                                     ---------       ---------      ---------
    Net cash provided by financing activities...................      219,593         198,447        180,625
                                                                     ---------       ---------      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS.......................       64,264          89,793         93,073

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR..............................................      184,167          94,374          1,301
                                                                     ---------       ---------      ---------
CASH AND CASH EQUIVALENTS AT END
 OF YEAR........................................................     $248,431        $184,167       $ 94,374
                                                                     =========       =========      =========
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
 Cash paid for interest.........................................     $ 43,973        $ 25,477       $ 24,391
                                                                     =========       =========      =========

 Cash paid (refunds received) for income taxes, net.............     $ (3,949)       $ (1,604)      $ (6,287)
                                                                     =========       =========      =========
NONCASH TRANSACTIONS:
 Note payable and capital lease obligation assumed in
    AvData acquisition..........................................     $     63        $      0       $      0
                                                                     =========       =========      =========
 Issuance of common stock in connection with acquisition of
    AvData......................................................     $ 29,190        $      0       $      0
                                                                     =========       =========      =========
 Issuance of common stock in connection with acquisition of
    SciTel......................................................     $  2,000        $      0       $      0
                                                                     =========       =========      =========
 Note payable and capital lease obligation assumed in
    IT Group acquisition........................................     $       0       $    974       $      0
                                                                     =========       =========      =========
 Issuance of common stock in connection with acquisition
    of IT Group.................................................     $       0       $  2,793       $      0
                                                                     =========       =========      =========
 Equity portion of acquisition of 64% interest in
    Gulf States FiberNet and Georgia Fiber Assets...............     $       0       $      0       $ 21,695
                                                                     =========       =========      =========
 Assumption of long-term debt related to
    acquisition of Georgia Fiber Assets.........................     $       0       $      0       $  9,963
                                                                     =========       =========      =========
 Forgiveness of long-term advances by ITC Holding...............     $       0       $      0       $ 31,000
                                                                     =========       =========      =========

 The accompanying notes are an integral part of these consolidated statements.

                     ITC/\DELTACOM, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Organization, Basis of Presentation, and Nature of Business

  Organization

     Interstate FiberNet, Inc. (formerly ITC Transmission Systems, Inc.) ("FiberNet"), ITC Transmission Systems II, Inc. ("Transmission II"), Gulf States Transmission Systems, Inc. ("GSTS"), and Eastern Telecom, Inc., d.b.a. InterQuest ("InterQuest") (collectively, the "Fiber Companies"), as well as ITC/\DeltaCom Communications, Inc. (formerly DeltaCom, Inc.), were wholly owned subsidiaries of ITC Holding Company, Inc. ("ITC Holding"). ITC/\DeltaCom, Inc. (the "Company") was incorporated on March 24, 1997 under the laws of the State of Delaware, as a wholly owned subsidiary of ITC Holding, to acquire and operate the Fiber Companies and ITC/\DeltaCom Communications, Inc. Upon receipt of certain regulatory approvals and certain other consents on July 25, 1997, ITC Holding completed the reorganization of such subsidiaries (the "Reorganization") as follows:

       a.   InterQuest and Transmission II were merged with and into FiberNet.

       b. ITC Holding contributed all of the outstanding capital stock of FiberNet, ITC/\DeltaCom Communications, Inc. and GSTS to the Company.

       c. The Company contributed all of the outstanding capital stock of ITC/\DeltaCom Communications, Inc. and GSTS to FiberNet.

     At December 31, 1996, FiberNet and Transmission II together held 100% of the ownership interests in Interstate FiberNet ("Interstate"), a Georgia general partnership. Effective with the Reorganization, Interstate was absorbed by law into FiberNet. GSTS held a 36% ownership interest in, and was the managing partner of, Gulf States FiberNet ("Gulf States"), a Georgia general partnership. On March 27, 1997, ITC Holding purchased the remaining 64% interest in Gulf States (Note 11) and contributed this interest to GSTS upon the Reorganization. On December 29, 1997, GSTS merged with and into FiberNet.

     Effective October 20, 1997, as part of a further reorganization of ITC Holding, ITC Holding transferred all of its assets, other than its stock in the Company, and all of its liabilities to another entity and then merged with and into the Company (the "Merger"). The Company was the surviving corporation in the Merger.

  Basis of Accounting and Financial Statement Presentation

     The accompanying consolidated financial statements are prepared on the accrual basis of accounting. The consolidated financial statements reflect the Reorganization and the Merger in a manner similar to a pooling of interests and include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     Prior to 1997, GSTS accounted for its 36% investment in Gulf States using the equity method. To reflect the acquisition of the remaining 64% of Gulf States, the revenues and expenses of Gulf States have been included in the accompanying consolidated statement of operations for the year ended December 31, 1997, with the preacquisition loss attributable to the previous owner deducted to determine the consolidated net loss of the Company.

  Nature of Business

     The Company operates in two business segments. ITC/\DeltaCom
Communications, Inc. is an integrated telecommunications service provider operating primarily in the southern United States.

ITC/\DeltaCom Communications, Inc. is engaged in the retail sale of local exchange telephone services; long-distance telephone services such as traditional switched and dedicated long-distance; toll-free calling; calling card and operator services; ATM and frame relay; high-capacity broadband private line services, as well as Intranet, Internet, and Web page hosting; and customer premise equipment sale, installation and repair. ITC/\DeltaCom Communications, Inc. primarily serves mid-sized and major regional businesses in the southern United States (the "Retail Services").

     The Fiber Companies are engaged in the sale of long-haul private-line services on a wholesale basis to other telecommunications companies using their owned and managed fiber optic network which extends throughout ten southern states (Arkansas, Texas, Tennessee, Mississippi, Louisiana, Alabama, Georgia, North Carolina, South Carolina, and Florida) (the "Carriers' Carrier Services").

     The Company has experienced operating losses as a result of efforts to build its network infrastructure and internal staffing, develop its systems, and expand into new markets. Assuming financing is available, the Company expects to continue to focus on increasing its customer base and expanding its network operations. Accordingly, the Company expects that its cost of services, selling, operations, and administration expenses and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. In addition, the Company may change its pricing policies to respond to a changing competitive environment. FiberNet has obtained a five-year, secured credit facility with Bank of America, N.A. (formerly NationsBank of Texas, N.A.) (Note 5), and the Company has issued senior notes and equity (Notes 5 and 7). In the opinion of management, the Company's current cash position and available line of credit will be sufficient to meet the capital and operating needs of the Company through at least 2000. However, there can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability and/or positive cash flow.

  Sources of Supplies

     The Company voluntarily uses a single vendor for transmission equipment used in its network. However, if this vendor were unable to meet the Company's needs, management believes that other sources for this equipment exist on commensurate terms and that operating results would not be adversely affected.

  Credit Risk and Significant Customers

     The Company's accounts receivable subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to certain customers for services and the ability to terminate access on delinquent accounts. The large number of customers comprising the customer base mitigates the concentration of credit risk. In 1999, 1998 and 1997, no customer represented more than 10% of the Company's consolidated operating revenues.

  Regulation

     The Company is subject to certain regulations and requirements of the Federal Communications Commission and various state public service commissions.

  Reclassifications

     Certain reclassifications have been made to amounts previously reported to conform to the current year presentation.


2.   Summary of Significant Accounting Policies

     Accounting Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all short-term highly liquid investments with an original maturity date of three months or less to be cash equivalents.

  Inventory

     Inventory consists primarily of customer premise equipment held for resale and is valued at the lower of cost or market, using the first-in, first-out method.

  Property, Plant  and Equipment

     Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is provided using the composite or straight-line method over the following estimated useful lives:

                                                                Years
                                                           ---------------
     Buildings and towers...............................                30
     Furniture, fixtures and office equipment...........           3 to 15
     Vehicles...........................................                 5
     Telecommunications equipment.......................           5 to 20

  Intangible Assets

     Intangible assets include the excess of the purchase price of acquisitions over the fair value of identifiable net assets acquired as well as various other acquired intangibles. Intangible assets are amortized over the following estimated useful lives:

                                                                Years
                                                           ---------------
     Goodwill                                                     20 to 40

     Trademark..........................................                40
     Customer base......................................           5 to 12
     Noncompete agreements..............................            2 to 3

  Restricted Assets

     Restricted assets include investments in U.S. government treasury notes that are classified as held-to-maturity and are reported at amortized costs. These investments represent a portion of the proceeds from the Company's senior notes offering in 1997 (Note 5) that are held by a trustee as security for and to fund the first six interest payments on these notes.

  Other Long-Term Assets

     Other long-term assets primarily include debt issuance costs that are amortized using the effective interest rate method over the life of the related debt.

  Long-Lived Assets

     The Company reviews its long-lived assets, such as property, plant and equipment and intangible assets, for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the intangible assets related to each acquisition individually to determine whether impairment has occurred. Management believes its long-lived assets in the accompanying balance sheet are appropriately valued.

  Unearned Revenue

     Unearned revenue represents the liability for advance billings to customers for use of the Company's fiber-optic network. Customers are billed in advance for fixed monthly charges.

  Unbilled Revenue

     ITC/\DeltaCom Communications, Inc. records unbilled revenue for long-distance services provided to customers but not yet billed. Approximately $7.3 million and $4.9 million in unbilled revenue are included in accounts receivable in the accompanying consolidated balance sheets at December 31, 1999 and 1998, respectively.

  Income Taxes

     The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     The Internal Revenue Code and applicable state statutes provide that the income and expenses of a partnership are not separately taxable to the partnership but rather accrue directly to the partners. Accordingly, the accompanying financial statements include provisions for federal and state income taxes related to partnership interests in Interstate and Gulf States held by FiberNet, Transmission II, and GSTS prior to the Reorganization.

     The Company was included in the consolidated federal income tax return of ITC Holding through 1996. Under a tax-sharing arrangement with ITC Holding, prior to the Merger the Company was paid for the utilization of net operating losses included in the consolidated tax return, even if such losses could not have been used if the Company were to have filed on a separate return basis. As a result of the Merger (Note 1), ITC Holding's consolidated results of operations through October 20, 1997 were included in the Company's 1997 consolidated federal income tax return. The Company and its subsidiaries file separate state income tax returns.

  Revenue Recognition

     Revenues are recognized as services are provided and consist primarily of charges for use of telecommunications services and for use of the Company's fiber-optic network.

  Fair Value of Financial Instruments

     The carrying values of the Company's financial instruments approximate their fair values as of December 31, 1999 and 1998, except for the Company's 11% Senior Notes due 2007, 8 7/8% Senior Notes due 2008, 9 3/4 Senior Notes due 2008 and 4 1/2% Convertible Subordinated Notes due 2006 (Note 5). Based on their quoted market prices, such notes have fair values at December 31, 1999 and 1998 as follows (in thousands):

                                                 1999                                1998
                                                 ----                                ----
        Instrument                    Fair Value      Carrying Value      Fair Value      Carrying Value
        ----------                    ----------      --------------      ----------      --------------
        11% Senior Notes               $137,150           $130,000         $142,025           $130,000
        8 7/8% Senior Notes             153,200            160,000          156,000            160,000
        9 3/4% Senior Notes             125,938            125,000          129,375            125,000
        4 1/2% Convertible
          Subordinated Notes            119,230            100,000                0                  0
                                       --------           --------         --------           --------
                                       $535,518           $515,000         $427,400           $415,000
                                       ========           ========         ========           ========

  Advertising Costs

     The Company expenses all advertising costs as incurred.

3. Property, Plant and Equipment

     Balances of major classes of property, plant and equipment and the related accumulated depreciation as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                                  1999                 1998
                                                                           -------------------  ------------------
Land................................................................                $     889            $    527
Buildings and towers................................................                   28,493              17,327
Furniture, fixtures and office equipment............................                   27,220              16,621
Vehicles............................................................                    4,097               2,367
Assets under capital lease..........................................                    3,470               3,470
Telecommunications equipment........................................                  392,301             246,631
                                                                                    ---------            --------
                                                                                      456,470             286,943
Less accumulated depreciation.......................................                 (103,857)            (53,930)
                                                                                    ---------            --------
Net property, plant and equipment in service........................                  352,613             233,013
Assets under construction...........................................                   30,254              29,037
                                                                                    ---------            --------
Property, plant and equipment, net..................................                $ 382,867            $262,050
                                                                                    =========            ========

4.  Intangible Assets

     Intangible assets and the related accumulated amortization as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                                  1999                 1998
                                                                           -------------------  -------------------
Goodwill............................................................                 $ 87,403              $58,994
Customer base.......................................................                   12,839                9,570
Noncompete agreements...............................................                      727                  427
Trademark...........................................................                       40                   40
Other...............................................................                      432                  432
                                                                                     --------              -------
                                                                                      101,441               69,463
Less accumulated amortization.......................................                   (9,679)              (6,303)
                                                                                     --------              -------
Intangible assets, net..............................................                 $ 91,762              $63,160
                                                                                     ========              =======

     See Note 11 for discussion of intangible assets recorded in 1999 related to acquisitions of AvData Systems, Inc. and Scientific Telecommunications, Inc. and for a discussion of intangible assets recorded in 1998 related to the acquisition of PSP Marketing Group, Inc. d/b/a IT Group Communications.

5.  Financing Obligations

     Long-Term Debt

     Long-term debt at December 31, 1999 and 1998 consist of the following (in thousands):

                                                                                         1999        1998
                                                                                     ---------  ----------
11% Senior Notes due 2007..........................................................   $130,000   $130,000
8 7/8% Senior Notes due 2008, net of unamortized discount of $131 and $147 in
 1999 and 1998, respectively.......................................................    159,869    159,853

9 3/4% Senior Notes due 2008.......................................................    125,000    125,000
4  1/2% Convertible Subordinated Notes due 2006....................................    100,000          0
Other..............................................................................          0        438
                                                                                      --------   --------
                                                                                       514,869    415,291
Less current maturities............................................................          0       (438)
                                                                                      --------   --------
Long-term debt, net of current portion.............................................   $514,869   $414,853
                                                                                      ========   ========


Maturities of long-term debt at December 31, 1999 are as follows (in thousands):
2000...............................................................................   $      0
2001...............................................................................          0
2002...............................................................................          0
2003...............................................................................          0
2004...............................................................................          0
Thereafter.........................................................................    515,000
                                                                                      --------
                                                                                      $515,000
                                                                                      ========

     Lease Obligations

     The Company has entered into various operating and capital leases for facilities and equipment used in its operations. Aggregate future minimum rental commitments under noncancelable operating leases with original or remaining periods in excess of one year and maturities of capital lease obligations as of December 31, 1999 are as follows (in thousands):

                                                                                       Operating         Capital
                                                                                        Leases           Leases
                                                                                     -------------     -----------
     2000......................................................................            $10,422          $  956
     2001......................................................................              9,843             369
     2002......................................................................              8,732             318
     2003......................................................................              7,747             316
     2004......................................................................              7,470             316
     Thereafter................................................................             13,491             368
                                                                                           -------          ------
                                                                                           $57,705           2,643
                                                                                           =======
Less amounts representing interest.............................................                               (605)
                                                                                                            ------
Present value of net minimum lease payments....................................                              2,038
Less current portion...........................................................                               (751)
                                                                                                            ------
Obligations under capital leases, net of current portion.......................                             $1,287
                                                                                                            ======

     Rental expense charged to operations for the years ended December 31, 1999, 1998, and 1997 was $10.0 million, $7.4 million, and $6.2 million, respectively.

     Notes Offerings

     On June 3, 1997, the Company completed the issuance of $200 million principal amount of 11% Senior Notes due 2007 (the ''1997 Notes''). Interest is payable semiannually on June 1 and December 1. On March 3, 1998, the Company completed the issuance of $160 million principal amount of 8 7/8% Senior Notes due 2008 at a price of 99.9% (the "March 1998 Notes") for an effective yield of 8.88%. Interest is payable semiannually on March 1 and September 1. On November 5, 1998, the Company completed the issuance of $125 million principal amount of 9 3/4% Senior Notes due 2008 (the "November 1998 Notes"). Interest is payable semiannually on May 15 and November
15. On May 12, 1999, the Company completed the issuance of $100 million principal amount of 4 1/2% Convertible Subordinated Notes due 2006 (the "1999 Notes"). Interest is payable semiannually on May 15 and November 15.

     Proceeds from the 1997 Notes were held by the trustee until all regulatory approvals related to the Reorganization described in Note 1 were received. Upon their release, a portion of the proceeds was used to repay approximately $48 million of the Company's advances from ITC Holding and approximately $41.6 million under the GSTS Bridge Facility discussed below, as well as accrued interest. At December 31, 1999, approximately $6.7 million of such proceeds are held by the trustee as security for, and to fund, the next payment on these notes due on June 1, 2000.

     On April 2, 1998, the Company used proceeds from its initial public offering of common stock to redeem $70 million principal amount of its 1997 Notes at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest. In conjunction with this redemption, the Company recorded a pre-tax extraordinary loss of $10.6 million (approximately $8.4 million after tax), consisting of a $7.7 million redemption premium and a $2.9 million write off of debt issuance costs.

     The 1997 Notes, the March 1998 Notes, and the November 1998 Notes (collectively the "Senior Notes") are general, unsubordinated and unsecured senior obligations of the Company. The Company's subsidiaries have no obligation to pay amounts due on the Senior Notes and do not guarantee the Senior Notes. Therefore, the Senior Notes are effectively subordinated to all liabilities of ITC/\DeltaCom's subsidiaries, including trade payables. Any rights of the Company and its creditors, including holders of the Senior Notes, to participate in the assets of any subsidiary of the Company upon any liquidation or reorganization of any such subsidiaries will be subject to the prior claims of that subsidiary's creditors. The Senior Notes are subject to certain covenants that, among other things, restrict the ability of ITC/\DeltaCom and its subsidiaries to incur additional indebtedness, pay dividends or make distributions.

     The 1999 Notes are unsecured general obligations of the Company, and are convertible into common stock any time after August 10, 1999, at a conversion price of $26.67 per share, subject to adjustment in certain events. ITC/\DeltaCom may redeem the notes or make the notes nonconvertible under certain circumstances before May 17, 2002.

  GSTS Bridge Facility

     In connection with the acquisition of the remaining 64% interest in Gulf States in March 1997 (Note 11), GSTS refinanced Gulf States' outstanding indebtedness of approximately $41.6 million with a bridge facility (the "GSTS Bridge Facility"). In connection with the refinancing, GSTS wrote off $819,000 ($508,000 net of tax benefits) in unamortized debt issuance costs, which is reflected in the accompanying statement of operations as an extraordinary loss on early extinguishment of debt. The GSTS Bridge Facility, which bore interest at LIBOR plus 2.25%, matured on the date the proceeds from the Company's offering of the 1997 Notes were released (July 25, 1997).

     GSTS did not retire a forward starting interest rate swap agreement (the "Swap"), which swapped the variable interest rate with a fixed rate of 8.25%, held by Gulf States in connection with this refinancing. At December 31, 1999, the Swap had a notional amount of approximately $23.8 million. At December 31, 1999, the Company would be required to pay approximately $751,000 to terminate the Swap. The Company made payments totaling approximately $851,000, $898,000 and $990,000 during 1999, 1998 and 1997, respectively, in connection with the Swap, which are included in other income (expense) in the accompanying consolidated statements of operations. While borrowings were outstanding under the GSTS Bridge Facility, the Swap was accounted for as a hedge. The Company planned to continue accounting for this agreement as a hedge of an anticipated transaction, in connection with planned borrowings under the Credit Agreement, as defined below. The interest rate swap agreement expires in December 2002.

     Upon receipt of the proceeds from the March 1998 Notes, the Company ceased accounting for the Swap as a hedge of an anticipated transaction and began accounting for the Swap as a trading security. The Swap is marked to market at each balance sheet date and the related gain (loss) is included in other income (expense). For the year ended December 31, 1999, the Company recorded approximately $754,000 in other income related to the Swap agreement. For the year ended December 31, 1998, the Company recorded approximately $3.3 million in other expense related to the Swap.

  Credit Agreement

     On September 17, 1997, FiberNet entered into a credit agreement with Bank of America, N.A., as administrative lender, and certain other lenders (the ''Credit Agreement''). The Credit Agreement originally provided for a term and revolving credit facility of up to $100 million to be used for working capital and other purposes, including refinancing existing indebtedness, capital expenditures, and permitted acquisitions. The Credit Agreement matures on September 15, 2002 and included a $50 million multidraw term loan facility and a $50 million revolving credit facility allowing for amounts to be drawn under the term loan facility until September 15, 1999. All $50 million of the term loan facility was required to be utilized before any amount over $10 million could be drawn down under the revolving credit facility. Amounts drawn under the Credit Agreement will bear interest, at FiberNet's option, at either the Base Rate or LIBOR, plus an applicable margin.

     In connection with the 1999 Notes offering, the Company amended its secured revolving credit facility with Bank of America, N.A., to permit (1) the merger with AvData Systems, Inc. (see Note 11), (2) the issuance of the common stock in the May 1999 common stock offering (see Note 7) and (3) the issuance of and payment of interest on the 1999 Notes, the redemption of the 1999 Notes and the issuance of common stock upon conversion of the 1999 Notes.

     Borrowings under the Credit Agreement are guaranteed by the Company and are secured by a first priority lien on substantially all current and future assets and properties of FiberNet and its subsidiaries and a first priority pledge of the stock of FiberNet and its subsidiaries. No amounts were outstanding under the Credit Agreement at December 31, 1999 or 1998. The Credit Agreement contains covenants limiting the Company's ability to incur debt or make guaranties, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, issue capital stock, engage in transactions with affiliates, sell assets, and engage in mergers and acquisitions. The Credit Agreement also requires the Company to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis.

6.  Income Taxes

     Details of the income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                        1999        1998       1997
                                                      --------    -------    -------
     Current:
          Federal...............................      $      -    $(3,277)   $(6,141)
          State.................................             -        573         12
                                                      --------    -------    -------
             Total current......................             -     (2,704)    (6,129)
                                                      --------    -------    -------
       Deferred:
          Federal...............................       (20,125)    (6,871)     2,679
          State.................................        (2,273)    (1,194)      (264)
       Increase in valuation allowance..........        22,492      4,315        390
                                                      --------    -------    -------
             Total deferred.....................            94     (3,750)     2,805
                                                      --------    -------    -------
             Total expense (benefit)............      $     94    $(6,454)   $(3,324)
                                                      ========    =======    =======

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                                   1999           1998
                                                                                ----------     ---------
    Deferred tax assets:
         Net operating loss carryforwards...............................          $ 50,002      $ 20,302
         Alternative minimum tax credit carryforward....................               350           350
         Interest rate swap.............................................               608           895
         Other..........................................................             1,461         1,132
                                                                                  --------      --------
                                                                                    52,421        22,679
                                                                                  --------      --------
      Deferred tax liabilities:
         Property.......................................................           (21,420)      (14,253)
         Other..........................................................              (326)         (149)
                                                                                  --------      --------
                                                                                   (21,746)      (14,402)
                                                                                  --------      --------
      Net deferred tax assets...........................................            30,675         8,277

      Valuation allowance...............................................           (31,187)       (8,695)
                                                                                  --------      --------

      Net deferred tax liabilities......................................          $   (512)     $   (418)
                                                                                  ========      ========

     During 1998, the Company recorded a receivable for federal income taxes of approximately $3.9 million in connection with the carry back of a portion of its 1998 federal net operating loss. At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $128.0 million and $167.8 million, respectively. The carryforwards expire primarily in 2018 and 2019. As the Company is unable to conclude that it is more likely than not that it will be able to realize the benefit of its deferred tax assets, it has provided a 100% valuation allowance against the net amount of such assets at December 31, 1999. In addition to the $4.3 million increase in the 1998 valuation allowance recorded within the income tax provision, approximately $1.9 million of the 1998 valuation allowance increase was allocated to the extraordinary item (Note 5). Also, the Company realized the benefit of non-qualified stock compensation expense for tax purposes in excess of stock compensation expense for book purposes of approximately $2.7 million and $2.1 million for the years ended December 31, 1999 and 1998, respectively. This amount has been credited directly against additional paid-in capital, net of a full valuation allowance. The net deferred tax liabilities at December 31, 1999 of $512,000 represent certain net state deferred tax liabilities.

     Section 382 of the Internal Revenue Code of 1986, as amended, limits the utilization of net operating loss carryforwards when there are changes in ownership greater than 50%, as defined. If such a change occurs, the timing of the Company's utilization of its U.S. net operating loss carryforwards could be affected.

     A reconciliation of the federal statutory income tax rate to the effective income tax rate for the periods presented is as follows:

                                                                         1999      1998       1997
                                                                        ------    ------     ------
     Federal statutory rate.........................................       (34)%     (34)%      (34)%
     State income taxes, net of federal benefit.....................        (4)       (2)        (3)
     Permanent differences..........................................        (3)        3          6
     Increase in valuation allowance................................        41        13          3
     Other..........................................................         0         0          4
                                                                          ----      ----       ----
     Effective income tax rate......................................         0%      (20)%      (24)%
                                                                          ====      ====       ====

7.   Equity Interests

 Merger With ITC Holding

     In connection with the Merger (Note 1), holders of ITC Holding's common stock and convertible preferred stock received 4.59045 shares of the Company's common stock and Series A convertible preferred stock. Fractional shares were paid in cash.

 Initial Public Offering

     During October 1997, the Company completed the sale of 11,500,000 shares of its common stock to the public at an offering price of $8.25 a share. The proceeds of the offering, net of offering expenses, were $87.7 million.

 Stock Split

     On July 29, 1998, the Company announced a two-for-one stock split of its common stock to be effected in the form of a stock dividend (the "Stock Split"). The record date for the Stock Split was August 18, 1998 and the payment date was September 4, 1998. The common stock began trading giving effect to the Stock Split on September 8, 1998. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the Stock Split on a retroactive basis.

 Registration Statement

     In April 1999, the Company filed a registration statement with the Securities and Exchange Commission for the issuance from time to time of up to $300 million in equity securities, including common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants exercisable for common stock, preferred stock or depositary shares, subscription rights evidencing the right to purchase any of these securities and stock purchase contracts to purchase common stock or preferred stock and stock purchase units.

 Common Stock Offering

     In May 1999, the Company completed an underwritten public offering and sale of 6,037,500 shares of its common stock to the public, yielding net proceeds to the Company of approximately $120.9 million.

 Employee Stock Option Plan

     Upon the Reorganization, all employees of the Company became eligible to receive stock options under the Company's 1997 Stock Option Plan, as amended (the "Stock Option Plan"), which was adopted by the Company and approved by ITC Holding on March 24, 1997.

     The Stock Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Code to employees of the Company, its subsidiaries, and ITC Holding, as well as the grant of non-qualifying options to any other individual whose participation in the Stock Option Plan is determined to be in the best interests of the Company. The Stock Option Plan authorizes the issuance of up to 4,815,000 shares of the Company's common stock pursuant to options granted under the Stock Option Plan (subject to antidilution adjustments in the event of a stock split, recapitalization, or similar transaction). On May 13, 1999, the Company's stockholders approved an increase in the number of options authorized to be granted under the 1997 Stock Option Plan from 4,815,000 to 7,815,000. The maximum number of shares subject to options that can be awarded under the Stock Option Plan to any person is 1,605,000 shares. The compensation committee of the Company's board of directors will administer the Stock Option Plan and will grant options to purchase common stock.

     The option exercise price for incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the common stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock). The option exercise price for non-incentive stock options granted under the Stock Option Plan may not be less than the par value of the common stock on the date of grant of the option. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock). There is also a $100,000 limit on the value of common stock (determined at the time of grant) covered by incentive stock options that become exercisable by an optionee in any year. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant.

     The Company's board of directors may amend or terminate the Stock Option Plan with respect to shares of common stock as to which options have not been granted.

     On March 24, 1997 and July 29, 1997, the Company granted options to purchase 2,532,690 shares and 337,866 shares, respectively, of common stock under the Stock Option Plan. All options were granted at a price at least equal to the estimated fair value of the common stock on the date of grant ($2.25) as determined by the Company's board of directors based on equity transactions and other analyses. Options to purchase an additional 96,502 shares of common stock at $2.25 per share were granted on October 1, 1997. At December 31, 1999 and 1998, unamortized compensation expense of $266,000 and $410,000, respectively, is recorded as an offset to equity in the accompanying balance sheet related to the options granted October 1, 1997, since the price of the options was below fair market value. Compensation expense is recognized over the vesting period.

     Following the Company's initial public offering, options to purchase an additional 123,830 shares of common stock at $8.63 per share were granted on October 28, 1997. The $8.63 per share represents the closing sale price of the Company's stock on the date of grant.

 Director Stock Option Plan

     On March 24, 1997, the Company adopted and its stockholders approved the Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the "formula" grant of options that are not intended to qualify as "incentive stock options" under Section 422 of the Code to directors of the Company who are not officers or employees of the Company or ITC Holding, (each an "Eligible Director"). The Director Plan authorizes the issuance of up to 481,500 shares of common stock pursuant to options granted under the Director Plan (subject to antidilution adjustments in the event of a stock split, recapitalization, or similar transaction). The option exercise price for options granted under the Director Plan will be at least 100% of the fair market value of the shares of common stock on the date of grant of the option. Under the Director Plan, each Eligible Director will be granted an option to purchase 32,100 shares of common stock upon such person's initial election or appointment to serve as director. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant. The options will expire ten years and 30 days after the date of grant.

     On March 24, 1997, the Company granted options to purchase 32,100 shares of its common stock to each of its six non-employee directors. All options were granted at a price equal to the estimated fair value of the common stock on the date of grant ($2.25) as determined by the Company's board of directors based on equity transactions and other analyses.

 ITC Holding Stock Option Plan

     Prior to the Merger, ITC Holding sponsored a stock option plan which provided for the granting of stock options to substantially all employees of ITC Holding and its wholly owned and majority owned subsidiaries, including the Company. Options were generally granted at a price (established by ITC

Holding's board of directors based on equity transactions and other analyses) equal to at least 100% of the fair market value of ITC Holding's common stock on the option grant date. Options granted generally became exercisable 40% after two years and 20% per annum for the next three years and remained exercisable for ten years after the option grant date. At December 31, 1996, employees of the Company held outstanding options for a total of 314,768 of ITC Holding's shares at option prices ranging from $7.60 to $30.50 per share. In connection with the Merger and the related spin-off of ITC Holding's other subsidiaries, stock options outstanding under ITC Holding's stock option plan were adjusted. Each ITC Holding option holder received an option in the spin-off entity and
4.59045 options in the Company (the "Replacement Options"). All Replacement Options were at exercise prices that preserved the economic benefit of the ITC Holding options at the spin-off and merger date. As a result, options for 7,080,176 shares of the Company's Common Stock were issued under the Stock Option Plan at exercise prices ranging from $0.16 per share to $4.44 per share.

 Statement of Financial Accounting Standards (SFAS) No. 123

     The Company accounts for its stock based compensation plans under Accounting Principles Board Opinion No. 25, under which no compensation cost is recognized for options granted with an exercise price equal to the fair market value of the Company's common stock at the grant date. The Company has computed, for pro forma disclosure purposes, the value of all options for shares of common stock granted to employees of the Company using the Black-Scholes option pricing model and the following weighted average assumptions:

                                        1999           1998           1997
                                        ----           ----           ----
     Risk-free interest rate.......     5.79%          5.26%         6.00%
     Expected dividend yield.......        0%             0%            0%
     Expected lives................   Seven years     Ten years     Ten years
     Expected volatility...........    79.17%         77.45%           60%


     The weighted average fair value of options and Replacement Options granted to employees of the Company in 1999, 1998 and 1997 was $19.19, $13.48 and $7.34 per share, respectively. The total value of options and Replacement Options for common stock granted to employees of the Company during 1999, 1998 and 1997 was computed as approximately $35.4 million, $16.2 million and $14.2 million (including approximately $7.7 million related to the Replacement Options in 1997), respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options (five-year vesting period as to the Replacement Options). If the Company had accounted for these plans in accordance with SFAS No. 123, Accounting for Stock Based Compensation, the Company's net loss for the years ended December 31, 1999, 1998 and 1997 would have increased as follows:


Net loss (in thousands)                   1999       1998       1997
-----------------------                   ----       ----       ----
As Reported                             $(54,979)  $(34,342)  $(10,773)
Pro Forma                               $(69,301)  $(41,159)  $(20,415)

Basic and diluted net loss per share
------------------------------------
As Reported                             $  (0.98)  $  (0.67)  $  (0.27)
Pro Forma                               $  (1.23)  $  (0.81)  $  (0.54)


          A summary of the status of the Company's portion of ITC Holding's stock option plan through the date of the Merger is as follows:


                                                         Weighted Average
                                                          Exercise Price
                                              Shares        Per Option
                                              ------        ----------
Outstanding at December 31, 1996              314,768         $22.17
   Granted                                     43,840          31.75
   Exercised                                   (6,500)          9.49
   Forfeited                                  (18,178)         25.81
                                              -------
Outstanding at October 20, 1997               333,930          23.48
                                              =======

     A summary of the status of the Company's stock option plans at December 31, 1999 and changes during the period from inception on March 24, 1997 through December 31, 1999 are as follows:

                                                              Weighted Average
                                                               Exercise Price
                                                   Shares         Per Option
                                                   ------         ----------
Assumed in the Merger                             7,080,176         $ 2.18
   Granted                                        3,283,284           2.47
   Exercised                                        (27,762)          1.35
   Forfeited                                        (75,476)          2.41
                                                 ----------
Outstanding at December 31, 1997                 10,260,222           2.33
     Granted                                      1,282,954          16.46
     Exercised                                   (1,573,528)          1.11
     Forfeited                                     (427,994)          5.84
                                                 ----------
Outstanding at December 31, 1998                  9,541,654           4.28
     Granted                                      2,014,750          25.42
     Exercised                                   (1,116,282)          2.45
     Forfeited                                     (565,109)         13.33
                                                 ----------
Outstanding at December 31, 1999                  9,875,013           8.28
                                                 ==========

     The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

                                 Weighted
                                  Average    Weighted                 Weighted
    Range of      Outstanding    Remaining   Average    Exercisable   Average
    Exercise         as of      Contractual  Exercise      As of      Exercise
     Prices      Dec. 31, 1999     Life       Price    Dec. 31, 1999   Price
     ------      -------------     ----       -----    -------------   -----
$0.00 - $2.94      4,632,538        5.7      $ 1.89      3,101,554      $ 1.72
$2.94 - $5.88      2,305,669        6.7        3.55        989,960        3.42
$5.88 - $8.81         61,537        7.8        8.63         23,404        8.63
$8.81 - $11.75       210,420        8.1        9.78              0        0.00
$11.75 - $14.69      343,183        8.3       14.15          1,741       12.66
$14.69 - $17.63      320,810        9.1       15.77              0        0.00
$17.63 - $20.56      211,932        8.8       18.00              0        0.00
$20.56 - $23.50      260,081        8.4       22.79          9,926       21.09
$23.50 - $26.44      430,195        9.8       24.17          6,524       23.91
$26.44 - $29.38    1,098,648        9.5       29.31              0        0.00

     At December 31, 1999, 4,133,109 options for the Company's stock with a weighted average price of $2.25 per share were exercisable by employees of the Company. At December 31, 1998, 2,565,963 options for the Company's stock with a weighted average exercise price of $1.69 per share were exercisable by employees of the Company. At December 31, 1997, 3,159,134 options for the Company's stock with a weighted average exercise price of $1.50 per share were exercisable by employees of the Company.

8.   Commitments and Contingencies

 Purchase Commitments

     At December 31, 1999 the Company had entered into agreements with vendors to purchase approximately $52 million of equipment related to the improvement and installation of switches, other network expansion efforts and certain services, the majority of which is expected to be purchased in 2000.

     Legal Proceedings

     In the normal course of business, the Company is subject to various litigation; however, in management's opinion and the opinion of counsel, there are no legal proceedings pending against the Company that would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

     Reciprocal Interconnection Charges

     In connection with offering local exchange services, the Company entered into a resale and interconnection agreement (the "Interconnection Agreement") with BellSouth Corporation ("BellSouth") effective July 1, 1997. On July 1, 1999, the Company's Interconnection Agreement with BellSouth expired. The Company is currently in arbitration with BellSouth, in all BellSouth states except Kentucky, regarding certain terms and conditions of the Interconnection Agreement. As contemplated by the original Interconnection Agreement, the parties will continue to exchange traffic under substantially the same terms on a month-to-month basis until such time as renewal terms, conditions and prices are ordered by a state commission or negotiated by the parties. The new terms, conditions and prices would then be retroactive to July 1, 1999. To date, orders regarding the terms and conditions of the Interconnection Agreement have been issued by Florida and South Carolina in the arbitration proceedings, and the Company anticipates the remaining states' orders to be issued by the end of the second quarter of 2000. The Company is reviewing all potential remedies and claims in remaining jurisdictions.

     Pursuant to the Interconnection Agreement, the Company continued to bill BellSouth during 1999 for reciprocal interconnection charges related to the provision of facilities-based local exchange services. A significant amount of these charges is attributable to call terminations by the Company to customers that are Internet service providers, "ISPs". BellSouth has stated that it views termination to ISPs as not included under the reciprocal charge arrangements set forth in the Interconnection Agreement, and has refused to pay compensation for such terminations either to the Company or to other competitive local exchange carriers, or CLECs, operating under similar interconnection agreements. The Alabama Public Service Commission rendered a ruling in favor of ITC/\DeltaCom in March 1999 and issued an order requiring BellSouth to pay all withheld reciprocal compensation sums within 20 days. BellSouth appealed this ruling to the United States District Court in Montgomery, Alabama. In August 1999, the United States District Court entered a decision and ordered BellSouth to pay reciprocal compensation for dial-up calls from BellSouth customers to ISPs served by the Company. BellSouth filed an appeal of the United States District Court's decision to the 11/th/ Circuit Court of the United States regarding this issue. The funds are currently being held in escrow by the federal court pending outcome of BellSouth's request for review of the order by the United States District Court. The Company has filed a similar complaint before the South Carolina Public Utilities Commission and the Florida Public Service Commission seeking a ruling requiring BellSouth to pay the reciprocal compensation with respect to South Carolina and Florida operations.

     The Company has continued to bill BellSouth the reciprocal compensation rate under the Interconnection Agreement which expired July 1, 1999, which rate the Company believes will be substantially reduced retroactively to July 1, 1999 pursuant to the proceedings described above. Such a rate reduction would result in a substantial reduction in the related accounts receivable billed and reserved subsequent to July 1, 1999. For the years ended December 31, 1999 and 1998, these charges to BellSouth amounted to approximately $23.4 and $7.4 million, respectively, inclusive of $15.7 million of charges from July 1, 1999 to December 31, 1999. The Company recognized approximately $2.0 million and $756,000 of these charges as operating revenue during the years ended December 31, 1999 and 1998, respectively, which represent amounts BellSouth had actually paid or indicated it will pay. The Company reserved directly against the remaining $21.4 million and $6.6 million of billings for the years ended December 31,

1999 and 1998, respectively, inclusive of $14.6 million of billings for the period from July 1, 1999 to December 31, 1999. As of December 31, 1999, the Company had reserved for approximately $28.0 million of cumulative local interconnection billings.

9.   Employee Benefit Plans

     Employees of the Fiber Companies participated in ITC Holding's 401(k) defined contribution plan until the Merger. This plan covered all employees of the participating entities who had one year of service and were at least 18 years of age. ITC Holding contributed a discretionary amount of the employees' earnings based on the plan's earnings. No discretionary contributions were made for 1997. In addition, the Fiber Companies offer a partial matching of employee contributions at a rate of 1/2% for each 1% of the employee earnings contributed to a maximum match of 4% of employee earnings. Total matching contributions made to the plan and charged to expense for the year ended December 31, 1997 were $84,000.

     Employees of ITC/\DeltaCom Communications, Inc. participated in a separately administered 401(k) defined contribution plan. The plan covered substantially all ITC/\DeltaCom Communications, Inc. employees with at least one year of service. Participants may elect to defer 15% of compensation up to a maximum amount determined annually pursuant to Internal Revenue Service regulations. ITC/\DeltaCom Communications, Inc. has elected to provide matching employer contributions equal to the lesser of 3% of compensation or the maximum amount annually for each participant. ITC/\DeltaCom Communications, Inc.'s policy is to fund contributions as earned. Company contributions made to the plan and charged to expense for the year ended December 31, 1997 were $199,000.

     Following the Merger, ITC Holding's 401(k) defined contribution plan became the Company's plan. Effective January 1, 1998, the ITC/\DeltaCom Communications, Inc. 401(k) plan was merged into the Company's plan. The Company offers matching of employee contributions at a rate of 100% of up to the first 2% of employee contributions and 50% of up to the next 4% of employee contributions. Total matching contributions made to the Company's plan and charged to expense by the Company for the years ended December 31, 1999 and 1998 were $946,000 and $542,000, respectively. No discretionary contributions were made for 1999 and 1998.

10.  Related Party Transactions

     Certain affiliates provide the Company with various services and/or receive services provided by the Company. These entities include ITC Holding; Interstate Telephone Company, Valley Telephone Company and Globe Telecommunications, Inc., which provide local and long-distance telephone services; InterCall, Inc. ("InterCall"), which provides conference calling services; Powertel, Inc., formerly InterCel, Inc., which provides cellular services; KNOLOGY Holdings, Inc., which provides local and long distance services; MindSpring Enterprises, Inc., which is a provider of Internet access; and ITC Service Company, which provides transportation services. In management's opinion, the Company's transactions with these affiliated entities are generally representative of arm's-length transactions.

     For the years ended December 31, 1999, 1998 and 1997, the Company received services from these affiliated entities in the amounts of $877,000, $854,000 and $206,000, respectively, which are reflected in selling, operations, and administration expenses in the accompanying consolidated statements of operations. In addition, in 1999, 1998 and 1997, the Company received services from these affiliated entities in the amount of $610,000, $457,000 and $238,000, respectively, which are reflected in cost of services in the accompanying consolidated statements of operations.

     The Fiber Companies provide operator and directory assistance services and lease capacity on certain of their fiber routes to affiliated entities. ITC/\DeltaCom Communications, Inc. provides long-distance and related services to ITC Holding and all of its wholly owned and majority-owned subsidiaries. ITC/\DeltaCom Communications, Inc. also acts as an agent for InterCall and Mindspring in contracting with major interexchange carriers to provide origination and termination services. Under these agreements, ITC/\DeltaCom Communications, Inc. contracts with the interexchange carrier and rebills the appropriate access charges plus a margin to InterCall and Mindspring, such that only the margin impacts the Company's consolidated revenues. Total affiliated revenues included in the accompanying consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997 were $15.7 million, $13.4 million and $7.3 million, respectively.

     ITC/\DeltaCom Communications, Inc. had a contract with a former stockholder to provide management services to the Company in 1997 for $300,000 annually. In addition, ITC/\DeltaCom Communications, Inc. leases real properties from a former stockholder and entities controlled by the former stockholder. Total rental expense related to these leases was approximately $176,000, $164,000 and $174,000 in 1999, 1998 and 1997, respectively. ITC/\DeltaCom Communications, Inc. is obligated to pay rentals to the former stockholder totaling approximately $169,000 annually from 2000 through April 2005 under leases which are cancelable by either of the parties with 24 months' notice.

     In July 1999, the Company completed the acquisition, by merger, of AvData Systems, Inc., an affiliated entity (Note 11). Prior to the acquisition, some of the directors and officers of the Company were stockholders of AvData.

11.  Acquisitions

Acquisition of Gulf States

     On March 27, 1997, ITC Holding purchased the remaining 64% interest in Gulf States not previously owned, along with certain other fiber and fiber-related assets, including a significant long-term customer contract (the "Georgia Fiber Assets") for $27.9 million, plus contingent consideration valued at $3.7 million. The purchase price included 588,411 shares of ITC Holding's Series A convertible preferred stock valued at approximately $17.9 million and an unsecured purchase money note for $10.0 million. The initial purchase price was allocated: $17.0 million to the 64% interest in Gulf States and $10.9 million to the Georgia Fiber Assets. The note, bearing interest at 11%, was payable in ten semi annual principal payments of approximately $1 million plus accrued interest, beginning September 30, 1997. The contingent consideration was due no later than April 30, 1998, at which time the Company was obligated to deliver additional preferred stock equal to 35.7% of 64%, multiplied by six, multiplied by the amount, if any, by which the earnings before interest, taxes, depreciation, and amortization of Gulf States for the year ended December 31, 1997 exceed $11.3 million. In October 1997, ITC Holding issued 56,742 shares of its Series A convertible preferred stock in connection with this earn-out provision. In connection with the Merger, these shares were converted into 130,236 shares of the Company's Series A convertible preferred stock valued at $3.7 million. No further contingent consideration is due.

     The purchase price was allocated to the underlying assets purchased and liabilities assumed based on their estimated fair values at date of acquisition. The following table summarizes the net assets purchased in connection with the acquisition of the Georgia Fiber Assets and the remaining 64% Gulf States partnership interest (in thousands):

                                                                                  64% Gulf States
                                                         Georgia Fiber Assets  Partnership Interest
                                                         --------------------  ---------------------
Property, plant, and equipment.........................            $10,950              $ 42,312
Other assets...........................................                  0                   940
Working capital deficit................................                  0                (6,682)
Noncurrent liabilities.................................                  0               (23,400)
Intangible assets......................................                  0                 7,538
                                                                   -------              --------
Purchase price.........................................            $10,950              $ 20,708
                                                                   =======              ========


     Upon the closing of these acquisitions, ITC Holding contributed the 64% ownership interest in Gulf States to GSTS and the Georgia Fiber Assets to FiberNet. The Gulf States partnership has been dissolved. The note was repaid in full in November 1997.

 Acquisition of IT Group

     On May 20, 1998, the Company completed its acquisition of certain assets and liabilities of PSP Marketing Group, Inc. d/b/a IT Group Communications ("IT Group"), a Jackson, Mississippi-based long distance carrier. The Company issued 177,106 shares of common stock valued at $2.8 million, assumed liabilities of $1.2 million and paid $397,000 in cash to consummate the transaction.

     The following table summarizes the net assets purchased in connection with the acquisition of certain assets and liabilities of IT Group and the amount attributable to cost in excess of net assets acquired (in thousands):


     Property, plant and equipment........................   $  316
     Other assets.........................................      325
     Working capital......................................     (201)
     Noncurrent liabilities...............................     (974)
     Intangible assets....................................    3,724
                                                             ------
     Purchase price.......................................   $3,190
                                                             ======

 Acquisition of AvData Systems, Inc.

     In July 1999, the Company completed its acquisition, by merger, of AvData Systems, Inc. ("AvData"), a privately owned data network management solutions provider in Atlanta, Georgia. Related to this merger, the Company issued 983,511 shares of common stock (including 171,898 shares which are being held in a two-year escrow account to protect against certain contingencies) and 39,915 options for shares of common stock valued at $29.2 million. The Company expects to issue an additional 123,757 shares of common stock and 6,163 options for shares of common stock in March 2000 valued at $4.3 million, under earn-out provisions based on certain performance objectives met as of December 31, 1999. This contingent consideration has been reflected in the accompanying consolidated balance sheet as of December 31, 1999 as an increase in intangible assets and other accrued liabilities.

  Acquisition of Scientific Telecommunications, Inc.

     In August 1999, the Company completed its acquisition of certain assets of Scientific Telecommunications, Inc. ("SciTel"), a privately owned telecommunications equipment provider headquartered in Greenwood, Mississippi. The Company issued 83,117 shares of common stock to consummate the transaction valued at $2.0 million and paid $300,000 in cash in connection with the transaction. This acquisition expanded the Company's physical presence in Mississippi to include the Hattiesburg, Tupelo and Greenwood markets.

     The purchase price of AvData and SciTel was allocated to the underlying assets purchased and liabilities assumed based on their estimated fair values at the dates of acquisition. The following table summarizes the net assets purchased in connection with these acquisitions during 1999 and the amount attributable to costs in excess of net assets acquired (in thousands):


                                                              AvData    SciTel
                                                              ------    ------
Property, plant, and equipment.........................      $ 4,446    $  107
Working capital........................................         (148)      498
Noncurrent liabilities.................................          (63)        0
Intangible assets......................................       29,240     1,695
                                                             -------    ------
Purchase price.........................................      $33,475    $2,300
                                                             =======    ======

Pro forma results

     The following pro forma information has been prepared assuming the acquisition of AvData occurred on January 1, 1998. Pro forma results for 1998 reflecting the acquisition of the IT Group and pro forma results for 1998 and 1999 reflecting the acquisition of SciTel are not presented as they are not material. This information includes pro forma adjustments related to the amortization of intangible assets resulting from the excess of the purchase price over the fair value of the net assets acquired. The pro forma information is presented for information purposes only and may not be indicative of the results of operations as they would have been had this acquisition occurred on January 1, 1998, nor is the information necessarily indicative of the results of operations which may occur in the future.

                                                1999                  1998
                                              -------               --------
                                             (In thousands, except share data)

     Operating revenues...................    $253,596              $202,021
     Net loss ............................     (57,975)              (33,867)
     Net loss per share...................       (1.03)                (0.65)

12.  Segment Reporting

     As discussed in Note 1, the Company operates in the Retail Services and Carriers' Carrier Segments. The Company also has a corporate segment, which has no operations. Identifiable assets of the corporate segment include $72.5 million of cash and cash equivalents, $0.2 million of other current assets and $13.7 million of other non-current assets. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies (Note 2). Summarized financial data by business segment as of and for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                                                      1999
                                                                  ---------------------------------------------
                                                                  Carriers'
                                                                   Carrier    Retail    Corporate
                                                                   Segment    Segment    Segment   Consolidated
                                                                  ---------  ---------  ---------  -------------
Revenues........................................................   $ 72,853   $171,991    $     0      $244,844
Gross margin....................................................     62,082     64,041          0       126,123
Selling, operations, and administration expense  ...............     24,151     72,703          0        96,854
Depreciation and amortization...................................     28,857     24,871         82        53,810
Other income (expense), net  ...................................                                         14,949
Interest expense................................................                                        (45,293)
                                                                                                       --------

Loss before income taxes........................................                                       $(54,885)
                                                                                                       ========
Identifiable assets.............................................   $386,821   $334,368    $86,409      $807,598
                                                                   ========   ========    =======      ========
Capital expenditures, net  .....................................   $ 66,806   $ 98,734    $     0      $165,540
                                                                   ========   ========    =======      ========

                                                                                       1998
                                                                  ---------------------------------------------
                                                                  Carriers'
                                                                   Carrier    Retail    Corporate
                                                                   Segment    Segment    Segment   Consolidated
                                                                  ---------  ---------  ---------  ------------
Revenues........................................................   $ 51,902   $119,936    $     0      $171,838
Gross margin....................................................     44,260     44,599          0        88,859
Selling, operations, and administration expense  ...............     14,411     50,490          0        64,901
Depreciation and amortization...................................     19,136     11,669         82        30,887
Other income (expense), net  ...................................                                          6,499
Interest expense................................................                                        (31,930)
                                                                                                       --------
Loss before income taxes, preacquisition loss
   and extraordinary item.......................................                                       $(32,360)
                                                                                                       ========
Identifiable assets.............................................   $381,244   $189,788    $16,485      $587,517
                                                                   ========   ========    =======      ========
Capital expenditures, net  .....................................   $ 67,467   $ 80,375    $     0      $147,842
                                                                   ========   ========    =======      ========

                                                                                         1997
                                                                  ---------------------------------------------
                                                                  Carriers'
                                                                   Carrier    Retail    Corporate
                                                                   Segment    Segment    Segment   Consolidated
                                                                  ---------  ---------  ---------  ------------
Revenues........................................................   $ 31,024   $ 83,566    $     0      $114,590
Gross margin....................................................     27,116     32,924          0        60,040
Selling, operations, and administration expense.................      8,401     29,854          0        38,255
Depreciation and amortization...................................     12,077      6,255          0        18,332
Other income (expense), net.....................................                                          4,251
Interest expense................................................                                        (21,367)
                                                                                                       --------
Loss before income taxes, preacquisition loss
 and extraordinary item.........................................                                       $(13,663)
                                                                                                       ========
Identifiable assets.............................................   $192,820   $106,221    $87,063      $386,104
                                                                   ========   ========    =======      ========
Capital expenditures, net.......................................   $ 27,464   $ 16,410    $     0      $ 43,874
                                                                   ========   ========    =======      ========

13.  Quarterly Financial Data (Unaudited)

     The following table has been prepared from the financial records of the Company, without audit, and reflects all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods presented (in thousands, except per share amounts). The sum of the per share amounts do not equal the annual amounts because of the changes in the weighted-average number of shares outstanding during the year.


1999                                    1/st/ Qtr  2/nd/ Qtr  3/rd/ Qtr  4/th/ Qtr    Total
----                                    ---------  ---------  ---------  ---------  --------

Revenues..............................  $ 53,034   $ 57,376   $ 65,811   $ 68,623   $244,844
Gross margin..........................    26,273     29,117     34,269     36,464    126,123
Net loss..............................   (13,012)   (12,936)   (13,528)   (15,503)   (54,979)
Basic and diluted net
  loss per share......................     (0.25)     (0.23)     (0.23)     (0.26)     (0.98)

1998                                    1/st/ Qtr  2/nd/ Qtr  3/rd/ Qtr  4/th/ Qtr    Total
----                                    ---------- ---------  ---------  ---------   -------
Revenues..............................  $ 36,694   $ 40,852   $ 45,676   $ 48,616   $171,838
Gross margin..........................    19,821     21,591     23,191     24,256     88,859
Net loss before extraordinary item....    (4,635)    (4,848)    (6,816)    (9,607)   (25,906)
Basic and diluted net loss per share
  before extraordinary item...........     (0.09)     (0.10)     (0.13)     (0.19)     (0.51)
Net loss..............................   (13,071)    (4,848)    (6,816)    (9,607)   (34,342)
Basic and diluted net
  loss per share......................     (0.26)     (0.10)     (0.13)     (0.19)     (0.67)

14.  Subsequent Events (Unaudited)

     The Company expects to close Senior Secured Credit Facilities totaling $160 million by March 31, 2000, including a $100 million Tranche 1 Term Loan B facility to be used to finance working capital, capital expenditures, and other general corporate purposes, and a $60 million Tranche 2 Term Loan B facility to be used to finance the purchase of telecommunications equipment. The $100 million Tranche 1 Term Loan B facility will be secured by all the Company's assets, except for the telecommunications equipment purchased with proceeds from the Tranche 2 Term Loan B facility. These credit facilities will be senior to the $415 million principal amount of outstanding senior notes and $100 million principal amount of convertible subordinated notes. Final maturity of the facilities is expected to be 7 1/2 years after closing. The Company expects these credit facilities to replace the credit facility entered into in September 1997 with Bank of America, N.A. (Note 5).

     In March 2000, the Company expects to enter a new business it has launched, to be operated as e/\DeltaCom, to extend and enhance the Company's data and Internet access products by offering customers collocation and Web server hosting services integral to operating business-critical applications over the Internet.